AXP(R)
  Focused
     Growth
          Fund

                                                               Semiannual Report
                                                            for the Period Ended
                                                                  Sept. 30, 2003

AXP Focused Growth Fund seeks to provide shareholders with long-term capital growth.

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(logo)                                                                  (logo)
American                                                                AMERICAN
   Express(R)                                                            EXPRESS
 Funds                                                                  (R)
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

Table of Contents

Fund Snapshot                               3

Questions & Answers
   with Portfolio Management                4

Investments in Securities                   8

Financial Statements                       10

Notes to Financial Statements              13

(logo) DALBAR

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Fund Snapshot
        AS OF SEPT. 30, 2003

PORTFOLIO MANAGER

Portfolio manager                                         Gordon Fines*
Since                                                             11/03
Years in industry                                                    36

* As of Sept. 30, 2003, the portfolio managers were Dan Rivera and C. Steven Brennaman.

FUND OBJECTIVE

For investors seeking long-term capital growth.

Inception dates
A: 6/26/00      B: 6/26/00      C: 6/26/00      Y: 6/26/00

Ticker symbols
A: AFAFX        B: AFTBX        C: --           Y: --

Total net assets                                          $49.7 million

Number of holdings                                                   50

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

         STYLE
VALUE    BLEND    GROWTH
                     X     LARGE
                     X     MEDIUM  SIZE
                           SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie chart)

Technology 28.0%
Health care 25.5%
Consumer discretionary 17.5%
Industrials 13.4%
Consumer staples 5.1%
Materials 3.8%
Short-term securities 3.7%
Financials 2.0%
Energy 1.0%

TOP TEN HOLDINGS

Percentage of portfolio assets

Microsoft (Computer software & services)                              6.8%
Pfizer (Health care products)                                         6.6
General Electric (Multi-industry)                                     5.7
Intel (Electronics)                                                   3.7
Cisco Systems (Computer hardware)                                     3.5
Johnson & Johnson (Health care products)                              3.1
EMC (Computer hardware)                                               2.7
Home Depot (Retail -- general)                                        2.6
Amgen (Health care products)                                          2.5
Medtronic (Health care products)                                      2.5

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Funds that concentrate investments in a limited number of securities may involve greater risks and more price volatility than more diversified funds. Stock prices of established companies that pay dividends may be less volatile than the stock market as a whole. Stocks of medium-sized companies may be subject to more abrupt or erratic price movements than stocks of larger companies.

Fund holdings are subject to change.

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3   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Questions & Answers

                            WITH PORTFOLIO MANAGEMENT

On Nov. 19, 2003 Gordon Fines was named Portfolio Manager of AXP Focused Growth Fund. The discussion below details the Fund's results and positioning during the first half of fiscal year 2003.

Q: How did AXP Focused Growth Fund perform for the six months ended Sept. 30, 2003?

A: AXP Focused Growth Fund advanced 16.67% (Class A shares, excluding sales charge) for the six-month period ended Sept. 30, 2003. This was less than the average peer group return of 17.13%, as represented by the Lipper Large-Cap Growth Funds Index, and the 18.78% return of the benchmark Russell 1000(R) Growth Index.

Q:   What factors most significantly influenced performance?

A: Before the fiscal period began, we positioned the Fund to benefit from a strong economic recovery despite a fair amount of market skepticism about the U.S. economy. We accomplished this by focusing on quality companies and creating a cyclical tilt in the portfolio, emphasizing the technology, consumer cyclical and industrial sectors.

     The six-month time frame offered two distinct periods of performance for the Fund. From April to June, as the stock market rallied tremendously, low quality stocks with weak fundamentals in both the technology and telecommunications

(bar chart)

                     PERFORMANCE COMPARISON
      For the six-month period ended Sept. 30, 2003

20%      (bar 1)           (bar 2)          (bar 3)
         +16.67%           +18.78%          +17.13%
15%

10%

 5%

 0%

(bar 1)  AXP Focused Growth Fund Class A (excluding sales charge)
(bar 2)  Russell 1000(R) Growth Index(1) (unmanaged)
(bar 3)  Lipper Large-Cap Growth Funds Index(2)

(1) Russell 1000(R) Growth Index, an unmanaged index, measures the performance of the growth subset of the Russell 1000(R) Index, which is composed of the largest 1,000 companies in the U.S. These companies have higher price-to-book ratios and higher forecasted growth values.

(2) The Lipper Large-Cap Growth Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Questions & Answers

(begin callout quote)> Overall, the Fund's performance benefited from its larger-than-index position in technology, consumer cyclical and industrial sectors and its stock selection within those sectors.(end callout quote)

AVERAGE ANNUAL TOTAL RETURNS

as of Sept. 30, 2003

                             Class A                   Class B                     Class C                     Class Y
(Inception dates)           (6/26/00)                 (6/26/00)                   (6/26/00)                   (6/26/00)
                        NAV(1)     POP(2)       NAV(1)    After CDSC(3)      NAV(1)    After CDSC(4)     NAV(5)     POP(5)
6 months*               +16.67%    +9.95%       +15.49%      +10.49%         +16.31%      +15.31%        +16.55%    +16.55%
1 year                  +20.86%    +13.90%      +19.71%      +15.71%         +19.71%      +19.71%        +20.71%    +20.71%
Since inception         -28.32%    -29.61%      -28.90%      -29.56%         -28.85%      -28.85%        -28.19%    -28.19%

* Not annualized.

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

Past performance is no guarantee of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost. The performance shown for each class of shares will vary due to differences in sales charges and fees. Short term performance may be higher or lower than the figures shown. Visit americanexpress.com/funds for current information.

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5   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Questions & Answers

     sectors turned in the best results. Although the Fund had a larger-than-index position in technology, the Fund underperformed because we held stocks that we believed were higher quality holdings. The opposite was true from July through September as the market began to believe in the economic recovery, and rewarded some quality companies. The Fund outpaced both its peer group and the Russell benchmark during the last three months of the semiannual period.

     Overall, the Fund's performance benefited from its larger-than-index position in technology, consumer cyclical and industrial sectors and our stock selection within those sectors. In addition, good stock picking in the health care sector aided the Fund's results, although the Fund held fewer stocks in this area than were in its benchmark. Some of the individual holdings that helped the Fund included two retail firms, Kohl's and Home Depot, as well as many technology names such as Mentor Graphics, EMC, Cisco Systems and Adobe Systems. In this strong market environment, there were relatively few disappointments in the portfolio. However, three holdings that were detrimental to returns during the six months were retail chain TJ Maxx, offshore drilling company Ensco International and health care facilities operator LifePoint Hospitals.

Q:   What changes did you make to the portfolio during the period?

A: Many Fund holdings performed well during the six months, so we trimmed back or sold off some of these positions and put the money to work in new ideas. Overall, the Fund's portfolio turnover rate during the latest fiscal period (157%) was consistent with our concentrated portfolio investment style. For example, we substantially cut the Fund's financial sector exposure early in the period by selling some of its brokerage, credit card and banking holdings. In September, we reduced the Fund's heavy technology positioning in favor of more health care stocks. So far this year, the health care sector has shown mostly lackluster performance and we believe it may be poised to outperform in the coming months. We also increased the Fund's holdings in the consumer staples area late in the period, although the Fund's positioning in this sector is still lower than that of the index.

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6   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Questions & Answers

     Among the new stocks we added, computer-networking company Cerner Corp. has proved most beneficial. This stock took a beating earlier in the year but our fundamental analysis showed that the company would do well. It turned out to be a great holding for the Fund during the period. At the end of the six months, the Fund's five largest holdings were General Electric, Intel, Cisco Systems, Pfizer and Microsoft. As of September 30, the Fund had greater-than-index positions in energy, industrial basic, industrial cyclicals and technology.

Q:   How do you plan to position the Fund in the coming months?

A: The Fund will continue to emphasize higher quality companies with real earnings and operational value and avoid the lower quality stocks that have seen a recent run-up in value. If we become more convinced about the length and strength of the market recovery, we may reduce the number of holdings in the portfolio from 50 stocks (as of Sept. 30, 2003) to around 35 stocks. Because fewer holdings will increase the risk level for the Fund, our conviction will need to be stronger than it is currently for us to make that move.

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7   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Investments in Securities

AXP Focused Growth Fund
Sept. 30, 2003 (Unaudited)

(Percentages represent value of investments compared to net assets)

Common stocks (95.7%)
Issuer                                         Shares                Value(a)

Chemicals (1.4%)
Rohm & Haas                                    21,200                $709,140

Computer hardware (8.2%)
Cisco Systems                                  87,800(b)            1,715,612
Dell                                           29,950(b)            1,000,031
EMC                                           105,600(b)            1,333,728
Total                                                               4,049,371

Computer software & services (10.7%)
Juniper Networks                               51,700(b)              771,364
Microsoft                                     121,200               3,368,148
VERITAS Software                               37,100(b)            1,164,940
Total                                                               5,304,452

Electronics (9.0%)
Altera                                         23,600(b)              446,040
Analog Devices                                 13,500(b)              513,270
Applied Materials                              30,600(b)              555,084
GrafTech Intl                                  19,500(b)              156,000
Intel                                          67,000               1,843,170
Micron Technology                              71,900(b)              964,898
Total                                                               4,478,462

Energy equipment & services (1.0%)
Weatherford Intl                               13,600(b)              513,808

Engineering & construction (1.0%)
Chicago Bridge & Iron                          18,900                 513,324

Financial services (2.0%)
Goldman Sachs Group                            11,900                 998,410

Food (1.7%)
Dean Foods                                     26,500(b)              822,295

Furniture & appliances (1.3%)
Stanley Works                                  21,400                 631,728

Health care products (23.2%)
Abbott Laboratories                            23,300                 991,415
Amgen                                          19,300(b)            1,246,201
Baxter Intl                                    28,000                 813,680
Boston Scientific                              12,200(b)              778,360
Esperion Therapeutics                          20,000(b)              389,800
Johnson & Johnson                              31,000               1,535,120
Medtronic                                      25,800               1,210,536
Pfizer                                        107,200               3,256,736
Wyeth                                          18,100                 834,410
Zoll Medical                                   15,500                 496,775
Total                                                              11,553,033

Health care services (2.1%)
Cerner                                         10,900(b)              336,483
Priority Healthcare Cl B                       34,200(b)              702,468
Total                                                               1,038,951

Industrial transportation (1.7%)
Swift Transportation                           36,400(b)              825,916

Leisure time & entertainment (1.9%)
Harley-Davidson                                19,200                 925,440

Machinery (4.9%)
Asyst Technologies                             56,600(b)              796,362
Caterpillar                                    10,600                 729,704
Thermo Electron                                41,600(b)              902,720
Total                                                               2,428,786

Media (3.4%)
Amazon.com                                     22,100(b)            1,068,756
Omnicom Group                                   8,925                 641,261
Total                                                               1,710,017

Metals (2.3%)
Alcoa                                          18,800                 491,808
Quanex                                         19,700                 661,920
Total                                                               1,153,728

Multi-industry (5.7%)
General Electric                               94,600               2,820,026

See accompanying notes to investments in securities.

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8   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Common stocks (continued)
Issuer                                         Shares                Value(a)

Retail -- drugstores (1.9%)
Walgreen                                       30,800                $943,712

Retail -- general (9.3%)
Best Buy                                       19,500(b)              926,640
Dollar Tree Stores                             20,300(b)              680,050
Home Depot                                     39,900               1,270,815
Kohl's                                          4,700(b)              251,450
Overture Services                              19,100(b)              505,959
Target                                         12,900                 485,427
Wal-Mart Stores                                 8,700                 485,895
Total                                                               4,606,236

Retail -- grocery (1.5%)
SUPERVALU                                      32,000                 763,520

Textiles & apparel (1.5%)
Jones Apparel Group                            24,800                 742,264

Total common stocks
(Cost: $44,680,774)                                               $47,532,619

Short-term securities (3.6%)
Issuer                 Annualized              Amount                 Value(a)
                      yield on date          payable at
                       of purchase            maturity

U.S. government agencies
Federal Home Loan Mtge Corp Disc Nts
   12-04-03               1.06%              $200,000                $199,630
   12-18-03               1.06                500,000                 498,874
Federal Natl Mtge Assn Disc Nt
   11-26-03               1.07              1,100,000               1,098,277

Total short-term securities
(Cost: $1,796,649)                                                 $1,796,781

Total investments in securities
(Cost: $46,477,423)(c)                                            $49,329,400

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) At Sept. 30, 2003, the cost of securities for federal income tax purposes was approximately $46,477,000 and the approximate aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                       $3,378,000
     Unrealized depreciation                                         (526,000)
                                                                     --------
     Net unrealized appreciation                                   $2,852,000
                                                                   ----------

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9   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Financial Statements

Statement of assets and liabilities
AXP Focused Growth Fund

Sept. 30, 2003 (Unaudited)
Assets
Investments in securities, at value (Note 1)
   (identified cost $46,477,423)                                                                      $  49,329,400
Cash in bank on demand deposit                                                                              388,030
Dividends and accrued interest receivable                                                                    24,304
Receivable for investment securities sold                                                                   853,435
                                                                                                            -------
Total assets                                                                                             50,595,169
                                                                                                         ----------
Liabilities
Capital shares payable                                                                                       16,081
Payable for investment securities purchased                                                                 835,663
Accrued investment management services fee                                                                      899
Accrued distribution fee                                                                                        710
Accrued transfer agency fee                                                                                     688
Accrued administrative services fee                                                                              83
Other accrued expenses                                                                                       57,463
                                                                                                             ------
Total liabilities                                                                                           911,587
                                                                                                            -------
Net assets applicable to outstanding capital stock                                                    $  49,683,582
                                                                                                      =============
Represented by
Capital stock -- $.01 par value (Note 1)                                                              $     298,220
Additional paid-in capital                                                                              149,218,496
Net operating loss                                                                                         (140,373)
Accumulated net realized gain (loss) (Note 7)                                                          (102,544,738)
Unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                                     2,851,977
                                                                                                          ---------
Total -- representing net assets applicable to outstanding capital stock                              $  49,683,582
                                                                                                      =============
Net assets applicable to outstanding shares:              Class A                                     $  32,178,133
                                                          Class B                                     $  16,183,758
                                                          Class C                                     $   1,306,902
                                                          Class Y                                     $      14,789
Net asset value per share of outstanding capital stock:   Class A shares        19,161,066            $        1.68
                                                          Class B shares         9,854,609            $        1.64
                                                          Class C shares           797,528            $        1.64
                                                          Class Y shares             8,748            $        1.69
                                                                                     -----            -------------

See accompanying notes to financial statements.

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10   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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
Statement of operations
AXP Focused Growth Fund

Six months ended Sept. 30, 2003 (Unaudited)
Investment income
Income:
Dividends                                                                                                $  240,239
Interest                                                                                                     12,349
   Less foreign taxes withheld                                                                                  (85)
                                                                                                                ---
Total income                                                                                                252,503
                                                                                                            -------
Expenses (Note 2):
Investment management services fee                                                                          137,258
Distribution fee
   Class A                                                                                                   40,277
   Class B                                                                                                   82,717
   Class C                                                                                                    6,469
Transfer agency fee                                                                                         119,930
Incremental transfer agency fee
   Class A                                                                                                    8,383
   Class B                                                                                                    7,446
   Class C                                                                                                      528
Service fee -- Class Y                                                                                            7
Administrative services fees and expenses                                                                    15,709
Compensation of board members                                                                                 4,022
Custodian fees                                                                                               21,986
Printing and postage                                                                                         23,756
Registration fees                                                                                             2,519
Audit fees                                                                                                    8,500
Other                                                                                                         1,330
                                                                                                              -----
Total expenses                                                                                              480,837
   Expenses waived/reimbursed by AEFC (Note 2)                                                              (87,477)
                                                                                                            -------
                                                                                                            393,360
   Earnings credits on cash balances (Note 2)                                                                  (484)
                                                                                                               ----
Total net expenses                                                                                          392,876
                                                                                                            -------
Investment income (loss) -- net                                                                            (140,373)
                                                                                                           --------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                                                         4,935,629
   Options contracts written (Note 5)                                                                        14,039
                                                                                                             ------
Net realized gain (loss) on investments                                                                   4,949,668
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                                     2,485,548
                                                                                                          ---------
Net gain (loss) on investments and foreign currencies                                                     7,435,216
                                                                                                          ---------
Net increase (decrease) in net assets resulting from operations                                          $7,294,843
                                                                                                         ==========

See accompanying notes to financial statements.

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
Statements of changes in net assets
AXP Focused Growth Fund


                                                                                  Sept. 30, 2003       March 31, 2003
                                                                                 Six months ended        Year ended
                                                                                    (Unaudited)
Operations
Investment income (loss) -- net                                                    $  (140,373)        $   (481,013)
Net realized gain (loss) on investments                                              4,949,668          (33,497,052)
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                2,485,548            6,056,991
                                                                                     ---------            ---------
Net increase (decrease) in net assets resulting from operations                      7,294,843          (27,921,074)
                                                                                     ---------          -----------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                           2,769,508            7,387,292
   Class B shares                                                                    1,050,446            4,105,248
   Class C shares                                                                      172,716              379,863
   Class Y shares                                                                        2,000                   --
Payments for redemptions
   Class A shares                                                                   (4,551,844)         (15,814,763)
   Class B shares (Note 2)                                                          (2,559,712)          (8,743,009)
   Class C shares (Note 2)                                                            (168,260)            (454,185)
   Class Y shares                                                                       (2,062)                 (24)
                                                                                        ------                  ---
Increase (decrease) in net assets from capital share transactions                   (3,287,208)         (13,139,578)
                                                                                    ----------          -----------
Total increase (decrease) in net assets                                              4,007,635          (41,060,652)
Net assets at beginning of period                                                   45,675,947           86,736,599
                                                                                    ----------           ----------
Net assets at end of period                                                        $49,683,582         $ 45,675,947
                                                                                   ===========         ============

See accompanying notes to financial statements.

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12   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Notes to Financial Statements

AXP Focused Growth Fund
(Unaudited as to Sept. 30, 2003)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Strategy Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a non-diversified, open-end management investment company. AXP Strategy Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in equity securities of medium and large size companies.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Securities for which market quotations are not readily available are valued at fair value according to methods selected in good faith by the board. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

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13   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT
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Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes, the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

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14   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

The Fund may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.
Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes, and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

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15   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

2. EXPENSES AND SALES CHARGES

The Fund has agreements with American Express Financial Corporation (AEFC) to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets in reducing percentages from 0.65% to 0.50% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Large-Cap Growth Funds Index. The maximum adjustment is 0.12% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment decreased the fee by $25,479 for the six months ended Sept. 30, 2003.

Under an Administrative Service Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.06% to 0.03% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a Deferred Compensation Plan (the Plan), non-interested board members may defer receipt of a portion of their annual compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in a cross-section of American Express mutual funds, and are marked-to-market accordingly. Deferred amounts remain in the Fund until distributed in accordance with the Plan.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

In addition, there is an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is not being charged to the Fund until a new transfer agency system is installed.

Under terms of a prior agreement that ended April 30, 2003, the Fund paid a transfer agency fee at an annual rate per shareholder account of $19 for Class A, $20 for Class B, $19.50 for Class C and $17 for Class Y.

--------------------------------------------------------------------------------
16   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $48,908 for Class A, $10,548 for Class B and $171 for Class C for the six months ended Sept. 30, 2003.

For the six months ended Sept. 30, 2003, AEFC and its affiliates waived certain fees and expenses to 1.30% for Class A, 2.06% for Class B, 2.06% for Class C and 1.08% for Class Y. In addition, AEFC and its affiliates have agreed to waive certain fees and expenses until March 31, 2004. Under this agreement, total expenses will not exceed 1.32% for Class A, 2.08% for Class B, 2.08% for Class C and 1.16% for Class Y of the Fund's average daily net assets.

During the six months ended Sept. 30, 2003, the Fund's custodian and transfer agency fees were reduced by $484 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $72,543,073 and $76,927,076, respectively, for the six months ended Sept. 30, 2003. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $6,141 for the six months ended Sept. 30, 2003.

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the periods indicated are as follows:

                                                   Six months ended Sept. 30, 2003
                                             Class A     Class B     Class C      Class Y
Sold                                       1,719,108     667,046     108,556       1,235
Issued for reinvested distributions               --          --          --          --
Redeemed                                  (2,803,497) (1,600,917)   (103,404)     (1,235)
                                          ----------  ----------    --------      ------
Net increase (decrease)                   (1,084,389)   (933,871)      5,152          --
                                          ----------    --------       -----        ----

                                                      Year ended March 31, 2003

                                             Class A     Class B     Class C       Class Y
Sold                                       4,562,678   2,569,701     234,889          --
Issued for reinvested distributions               --          --          --          --
Redeemed                                  (9,653,739) (5,399,743)   (281,374)        (12)
                                          ----------  ----------    --------         ---
Net increase (decrease)                   (5,091,061) (2,830,042)    (46,485)        (12)
                                          ----------  ----------     -------         ---

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17   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

5. OPTIONS CONTRACTS WRITTEN

Contracts and premiums associated with options contracts written are as follows:

                                              Six months ended Sept. 30, 2003
                                                           Calls
                                                Contracts         Premiums
Balance March 31, 2003                            100            $ 18,199
Opened                                            180              20,159
Closed                                           (180)            (20,159)
Exercised                                        (100)            (18,199)
                                                 ----             -------
Balance Sept. 30, 2003                             --            $     --
                                                 ----            --------

See "Summary of significant accounting policies."

6. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. The Fund had no borrowings outstanding during the six months ended Sept. 30, 2003.

7. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $104,899,056 as of March 31, 2003, that will expire in 2009 through 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

--------------------------------------------------------------------------------
18   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

8. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended March 31,                                              2003(k)      2003        2002        2001(b)
Net asset value, beginning of period                                       $1.44       $2.19       $2.35       $ 4.98
Income from investment operations:
Net investment income (loss)                                                  --        (.01)       (.01)        (.01)
Net gains (losses) (both realized and unrealized)                            .24        (.74)       (.15)       (2.62)
Total from investment operations                                             .24        (.75)       (.16)       (2.63)
Net asset value, end of period                                             $1.68       $1.44       $2.19       $ 2.35

Ratios/supplemental data
Net assets, end of period (in millions)                                      $32         $29         $55          $53
Ratio of expenses to average daily net assets(c),(e)                       1.30%(d)    1.32%       1.26%        1.30%(d)
Ratio of net investment income (loss) to average daily net assets          (.29%)(d)   (.55%)      (.65%)       (.47%)(d)
Portfolio turnover rate (excluding short-term securities)                   157%        275%         78%          54%
Total return(i)                                                           16.67%(j)  (34.25%)     (6.81%)     (52.81%)(j)

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
19   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended March 31,                                              2003(k)      2003        2002        2001(b)
Net asset value, beginning of period                                       $1.42       $2.16       $2.34       $ 4.99
Income from investment operations:
Net investment income (loss)                                                (.01)       (.02)       (.03)        (.03)
Net gains (losses) (both realized and unrealized)                            .23        (.72)       (.15)       (2.62)
Total from investment operations                                             .22        (.74)       (.18)       (2.65)
Net asset value, end of period                                             $1.64       $1.42       $2.16       $ 2.34

Ratios/supplemental data
Net assets, end of period (in millions)                                      $16         $15         $29          $27
Ratio of expenses to average daily net assets(c),(f)                       2.06%(d)    2.08%       2.04%        2.07%(d)
Ratio of net investment income (loss) to average daily net assets         (1.05%)(d)  (1.32%)     (1.43%)      (1.25%)(d)
Portfolio turnover rate (excluding short-term securities)                   157%        275%         78%          54%
Total return(i)                                                           15.49%(j)  (34.26%)     (7.69%)     (53.11%)(j)

See accompanying notes to financial highlights.

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20   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended March 31,                                              2003(k)      2003        2002        2001(b)
Net asset value, beginning of period                                       $1.41       $2.16       $2.34       $ 4.98
Income from investment operations:
Net investment income (loss)                                                (.01)       (.02)       (.03)        (.02)
Net gains (losses) (both realized and unrealized)                            .24        (.73)       (.15)       (2.62)
Total from investment operations                                             .23        (.75)       (.18)       (2.64)
Net asset value, end of period                                             $1.64       $1.41       $2.16       $ 2.34

Ratios/supplemental data
Net assets, end of period (in millions)                                       $1          $1          $2           $2
Ratio of expenses to average daily net assets(c),(g)                       2.06%(d)    2.08%       2.04%        2.07%(d)
Ratio of net investment income (loss) to average daily net assets         (1.05%)(d)  (1.31%)     (1.43%)      (1.25%)(d)
Portfolio turnover rate (excluding short-term securities)                   157%        275%         78%          54%
Total return(i)                                                           16.31%(j)  (34.72%)     (7.69%)     (53.01%)(j)

See accompanying notes to financial highlights.

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21   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended March 31,                                              2003(k)      2003        2002        2001(b)
Net asset value, beginning of period                                       $1.45       $2.20       $2.35       $ 4.98
Income from investment operations:
Net investment income (loss)                                                  --        (.01)       (.01)        (.01)
Net gains (losses) (both realized and unrealized)                            .24        (.74)       (.14)       (2.62)
Total from investment operations                                             .24        (.75)       (.15)       (2.63)
Net asset value, end of period                                             $1.69       $1.45       $2.20       $ 2.35

Ratios/supplemental data
Net assets, end of period (in millions)                                      $--         $--         $--          $--
Ratio of expenses to average daily net assets(c),(h)                       1.08%(d)    1.11%       1.06%        1.11%(d)
Ratio of net investment income (loss) to average daily net assets          (.08%)(d)   (.33%)      (.46%)       (.34%)(d)
Portfolio turnover rate (excluding short-term securities)                   157%        275%         78%          54%
Total return(i)                                                           16.55%(j)  (34.09%)     (6.38%)     (52.81%)(j)

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from June 26, 2000 (when shares became publicly available) to March 31, 2001.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.64% for the six months ended Sept. 30, 2003, and 1.66%, 1.40% and 1.59% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.43% for the six months ended Sept. 30, 2003, and 2.42%, 2.16% and 2.35% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.42% for the six months ended Sept. 30, 2003, and 2.42%, 2.16% and 2.35% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.43% for the six months ended Sept. 30, 2003, and 1.50%, 1.24% and 1.36% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

(k)  Six months ended Sept. 30, 2003 (Unaudited).

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22   --   AXP FOCUSED GROWTH FUND   --   2003 SEMIANNUAL REPORT

The policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities can be found in the Fund's next published Statement of Additional Information (SAI) which will be available (i) without charge, upon request, by calling toll-free (800) 862-7919; (ii) on the American Express Company Web site at americanexpress.com/funds; and (iii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

--------------------------------------------------------------------------------
(logo)
AMERICAN
   EXPRESS
(R)
--------------------------------------------------------------------------------

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.